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                                                 SCHEDULE IX

                                            SHORT-TERM BORROWINGS

                           FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                         (Thousands of Dollars)

                                                                              MAXIMUM               AVERAGE               WEIGHTED
                                                             WEIGHTED          AMOUNT                AMOUNT               AVERAGE
                                         BALANCE AT           AVERAGE       OUTSTANDING           OUTSTANDING          INTEREST RATE
            CATEGORY OF AGGREGATE           END              INTEREST         DURING                DURING                DURING
YEAR        SHORT-TERM BORROWINGS        OF PERIOD             RATE        THE PERIOD (1)        THE PERIOD (2)       THE PERIOD (3)
- ----        ---------------------        ----------          --------      --------------        --------------       --------------

1993        Commercial Paper             $ 267,000             3.25%       $ 267,000             $ 75,996                 3.22%

1992        Commercial Paper             $ 215,000             3.81%       $ 215,000             $ 31,543                 3.87%

1991        Commercial Paper             $ 123,000             4.90%       $ 123,000             $ 27,682                 5.74%

Notes:     (1)Represents the maximum amount outstanding during any month end.
           (2)Average amound outstanding on a daily basis during the year (total of daily outstanding principal balances divided by 365).
           (3)Represents the actual short-term interest expense divided by the average short-term debt outstanding.

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